Exhibit 5.1

[Ingredion Incorporated Letterhead]

May 27, 2021

Board of Directors

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Ingredion Incorporated, a Delaware corporation (the “Company”). I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable under the Ingredion Incorporated Stock Incentive Plan (the “Plan”). This opinion letter is being furnished to fulfill the requirements of Item 601(b) (5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents reviewed, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including PDFs). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other statutes, rules or regulations (and, in particular, I express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares that constitute original issuances by the Company in accordance with the applicable resolutions of the Board of Directors and (iii) receipt by the Company of consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan, the Shares that constitute original issuances by the Company will be validly issued, fully paid and non-assessable.

Board of Directors

May 27, 2021

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/Janet M. Bawcom
Janet M. Bawcom

Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer